Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact: Adam Hanan

      (615) 443-9887

Media Contact:    Janella Escobar

      (615) 235-4618

CRACKER BARREL CLOSES ON FIVE-YEAR $950 MILLION CREDIT FACILITY

LEBANON, TN – September 7, 2018 – Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) announced today that it has entered into a five-year $950 million revolving line of credit. This new credit facility replaces the previous $750 million revolving line of credit. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Coöperatieve Rabobank U.A., New York Branch, and SunTrust Robinson Humphrey, Inc. are the Joint Lead Arrangers and Joint Bookrunners; and Bank of America, N.A., is the Administrative Agent and Collateral Agent. Wells Fargo Bank, National Association, Coöperatieve Rabobank U.A., New York Branch, and SunTrust Bank are Co-Syndication Agents; and, Regions Bank, U.S. Bank National Association, Branch Banking and Trust Company, and PNC Bank, National Association are Co-Documentation Agents. First Tennessee Bank, Synovus Bank, and Pinnacle Bank also participated in the facility.

“We believe this transaction, which provides us with greater financial flexibility on favorable terms, demonstrates the confidence of the financial community in our company, the Cracker Barrel brand, and our strategic direction,” said Jill Golder, Senior Vice President and Chief Financial Officer. At the time of closing, there were $400 million of borrowings under the new revolving line of credit, in addition to letters of credit issued in the normal course of the Company’s business.

Cracker Barrel will be filing an 8-K in respect of the new credit facility with the Securities and Exchange Commission by no later than Tuesday, September 11.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping – all at a fair price. By creating a world filled with hospitality and charm through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 654 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Holler and Dash® restaurants. For more information about the company, visit crackerbarrel.com.

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